Exhibit 10.11

VISKASE COMPANIES, INC.

2022 LONG-TERM INCENTIVE PLAN

For the Performance Period

September 6, 2022 – September 5, 2027

I.	PURPOSE AND STRUCTURE

The Company’s (as defined below) 2022 Long-Term Incentive Plan (the “Plan”) is designed to drive a culture focused on long-term company performance. The Plan is intended to deliver “pay-for-performance” through a potential long-term incentive payment, which is based on an overall increase in the Net Asset Value of the Company during the Performance Period, to encourage and stimulate superior performance by eligible Participants, and to assist in retaining key employees. The Plan contemplates the payment of a Bonus Award after a Sale of the Company or at the end of the fifth year of the Plan. This Plan is intended to be in effect through September 5, 2027, subject to the right of the Compensation Committee to amend, modify, or terminate this Plan as provided below. All capitalized terms used in the Plan have the meaning assigned to such terms in Section II below unless such terms are otherwise defined in the Plan or the Award Agreement.

II.	DEFINITIONS

Definitions for specific terms used within this Plan are identified below.

A.

“Affiliate” means each of the following: (i) any Subsidiary; (ii) any Parent; (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly, controls fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company or one of its Affiliates, or is under common control with the Company; (iv) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (v) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Compensation Committee.

B.	“Award Agreement” refers to the Long-Term Performance Agreement presented to Participants in this Plan.
C.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

D.	“Board” means the Board of Directors of the Company.
E.	“Bonus Award” is the cash payment that may be earned by Participants, subject to the eligibility requirements set forth in Section III, achievement by the Company of Performance

Metrics set forth in Section V with respect to the Performance Period, and subject to adjustments as provided in this Plan and the Award Agreement.

F.

“Breach of Conduct” means (i) (A) if a Participant has executed an employment agreement, Award Agreement or other agreement with the Company or any of its Affiliates, then (1) the commission by the Participant of any act contained within the definition of “cause” contained therein or (2) any breach by the Participant of such agreement, (B) a Participant’s conviction of, or entering a guilty plea, no contest plea or nolo contendere plea to any crime (other than traffic violations), (C) failure by a Participant to work on a full-time basis in the Company’s offices or other approved work location, other than on holidays, vacation days, sick days, or other days off under the Company’s business policies; (D) illegal use by a Participant of drugs or alcohol in violation of the Company’s business policies; or (E) a material breach by a Participant of the Participant’s employment terms; or (ii) conduct, as determined by the Compensation Committee in its sole and absolute discretion, involving any one of the following: (A) a material violation by a Participant of any business policy or standard of the Company or any Subsidiary that has been distributed or made available to the Participant, (B) material misconduct or inadequate performance by a Participant; (C) a Participant’s commission of an act of embezzlement, fraud or theft; (D) a Participant’s unauthorized disclosure of any trade secret or confidential information of the Company (or any client, customer, supplier or other third party who has a business relationship with the Company) or a Participant’s willful failure to protect any trade secret or confidential information of the Company; (E) a Participant’s violation of any noncompetition or nonsolicitation covenant or similar agreement with the Company or any of its Subsidiaries or soliciting, inducing, or attempting to induce employees of the Company or its Subsidiaries to terminate their employment with the Company or a Subsidiary; (F) a Participant’s violation of any assignment of inventions obligation with the Company or any of its Subsidiaries; (G) a Participant’s commission of an act which constitutes unfair competition with the Company or which induces or attempts to induce any customer or prospective customer of the Company to breach a contract with the Company or to decline to do business with the Company; (H) a Participant’s commission of an act of fraud or breach of fiduciary duty; (I) the failure of a Participant to perform in a material respect his or her employment obligations without proper cause; (J) any violation by a Participant of the terms or conditions of this Plan or any Award Agreement; or (K) a Participant’s disparagement, or inducement of others to do so, of the Company or its Affiliates, or their past or present officers, directors, employees or products, or their controlling persons.

G.

“Cause” means with respect to a Participant: (i) dishonesty detrimental to the best interests of the Company or any of its Affiliates; (ii) conduct of a Participant involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its Affiliates; (iii) willful disloyalty to the Company or the Board; (iv) refusal or failure of a Participant to obey the lawful directions of the Board or immediate superiors; (v) neglect of duties and responsibilities assigned to a Participant; (vi) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under foreign, federal, state or local law; (vii) the violation, as determined by the Board or Compensation Committee based on opinion of counsel, by a Participant of any securities or employment laws or regulations; (viii) the use by a Participant of a controlled substance without a prescription or the use of alcohol, which impairs the Participant’s ability to carry out his or her duties and responsibilities; (ix) material violation by a Participant of the Company’s policies and procedures or any breach of any agreement between the Company and a Participant (including, without limitation, the Company’s applicable confidentiality policy and any non-compete and/or non-solicitation provisions to which the Participant is subject); (x) willful misconduct or negligence resulting in a material economic harm to the Company; (xi) unauthorized contact with a prospective buyer or investor; (xii) refusal to execute the signature page of any Company policy requiring a signature indicating his or her agreement thereto; (xiii) embezzlement and/or misappropriation of property of the Company or any of its Affiliates, or any act involving fraud with respect to the Company or any of its Affiliates; or (xiv) failure by the Participant in his or her responsibility to manage or monitor risk which resulted in a subordinate engaging in misconduct or gross dereliction of duty resulting in either a violation of law or Company policy or procedures, that in either case, causes significant financial or reputational harm to the Company.

H.

“Clawback” is a compensation recovery method, provided under the Plan to recover all (or a portion) of a prior Bonus Award based on a correction or restatement of the Company’s financial statements or other factors affecting Performance Metrics as expressly described herein.

I.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to any section of the Code will also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

J.	“Company” means Viskase Companies, Inc. and its Subsidiaries and their successors and assigns.
K.	“Compensation Committee” means the Compensation Committee of the Board.
L.	“Fiscal Year” means the Company’s Fiscal Year beginning January 1 and ending December 31.
M.

“Good Reason” means (i) a material reduction in a Participant’s base salary; (ii) a material reduction by the Company in the duties or responsibilities of the Participant; or (iii) Participant being required to perform illegal acts by the Company. Good Reason shall not exist unless both (x) the Participant provides written notice to the Company of the condition claimed to constitute grounds for a Good Reason termination within thirty (30) days of the initial existence of such condition(s), (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and (z) the Participant terminates employment within sixty-five (65) days following the expiration of the Company’s cure period.

N.	“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.
O.

“Participant(s)” refer(s) to the employees listed selected and approved by the Compensation Committee, as long as any such person is eligible to participate in the Plan pursuant to Section III and any other person approved by the Compensation Committee in its sole and absolute discretion.

P.	“Performance Metrics” refers to the positive change in the Net Asset Value of the Company during the Performance Period as described herein and in the Award Agreements.

Q.

“Performance Period” means the period commencing September 6, 2022 and ending September 5, 2027, or such other performance period in the case of a Sale of the Company, all as described in the Award Agreement.

R.	“Person” means any natural person, corporation, limited liability company, or other legal entity.
S.

“Related Parties” shall mean (i) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (ii) any estate of Carl Icahn or of any Person referred to in clause (i); (iii) any Person who receives a bequest from or beneficial interest in any estate under clause (ii) to the extent of such interest; (iv) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any Person under clauses (i), (ii) or (iii) to the extent of such interest; (v) any Person directly or indirectly owned or controlled by Carl Icahn or any other Person or Persons identified in clauses (i), (ii) (iii) or (iv); and (vi) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl Icahn or any Person identified in clauses (i), (ii) or (iii) above contributes his beneficial interest in the Company or to which such beneficial interest passes pursuant to such Person’s will.

T.

“Sale of the Company” or “Change in Control” means a (i) the consummation of any transaction (including, without limitation, any sale of stock, merger, consolidation or spinoff), the result of which is that any Person, other than Carl Icahn or the Related Parties, becomes that Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the voting securities of the Company (or, if applicable, its parent corporation or entity) or (ii) the acquisition by any Person, other than Carl Icahn or the Related Parties, of all or substantially all of the assets of Company; provided, however, that in either scenario (i) or (ii) above the sale must be to a buyer that is not an Affiliate of Icahn Enterprises L.P. (“IEP”), or to two or more Persons unaffiliated with IEP acting as a group, in a single transaction or series of related transactions occurring within a 12-month period; and provided, further, that to the extent the definition of Change in Control is applicable to a Bonus Award that constitutes deferred compensation for purposes of Code Section 409A, the transaction or acquisition shall only constitute a Change in Control for purposes of such Bonus Award to the extent the transaction or acquisition would constitute a change in control under either (i) or (ii) and would also constitute a change in control event as defined in 26 C.F.R. 1.409A3(i)(5)(i). Notwithstanding the foregoing, a Sale of the Company shall not occur solely by reason of a public offering of the Company’s securities.

U.	“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
III.	ELIGIBILITY

A Participant will become eligible to earn a Bonus Award under the following conditions: (i) the Participant is expressly selected for participation in the Plan and returns to the Company an executed copy of an Award Agreement on a form approved by the Compensation Committee; (ii) the Participant must have returned to the Company executed copies of any confidentiality, non- competition, non-disparagement and other restrictive covenants in any offer letter or employment agreement under which they were employed, and/or in any other agreement they had or were required to have with the Company, and acknowledged his or her understanding and acceptance of the Company’s policies consistent with the Company’s practices and procedures; (iii) the

Participant must be employed by the Company on the last day of the Performance Period except as set forth in Sections 8 and 10 of the Award Agreement; and (iv) the Participant is subject to all other terms, conditions, restrictions and/or requirements set forth in this Section III.

●	Termination of Employment. Each Award Agreement shall set forth the vesting provisions and the impact of an intervening termination of employment upon payment of the Bonus Award, as established by the Compensation Committee in its sole discretion.
●	Forfeiture of Bonus Award. If a Participant’s termination of employment for Cause occurs prior to the date a Bonus Award that has been awarded to such Participant is actually paid out, then the Participant will not be entitled to any bonus payment with respect to such Bonus Award. Bonus Awards are not considered earned until they are approved by the Compensation Committee. As a condition of the receipt of any Bonus Award, a Participant may be required to certify in writing (or will be deemed to have certified) at the time of receipt in a manner acceptable to the Company that the Participant (i) is in compliance with the terms and conditions of the Plan, (ii) has not violated any terms of any applicable Company confidentiality policy or any non-compete and/or non-solicitation provisions to which the Participant is subject, and (iii) has not engaged in, and does not intend to engage in, any behavior that would result in a termination for Cause.
●	Clawback of Bonus Award. In addition to any other remedies available to the Company or a Subsidiary, and to the fullest extent permitted under applicable law, the Compensation Committee in its sole and absolute discretion, will be entitled to cancel, declare forfeited, rescind, or require the return of any outstanding Bonus Award (or a portion thereof), or recover from the Participant at any time, and the Participant will pay over to the Company upon request, an amount up to the amount of any Bonus Award that has been paid out to the Participant in the event:

(a)Restatement of Company’s Financial Statements. There is a restatement of the Company’s consolidated financial statements (or the Board otherwise determines that the Company’s financial statements were incorrect) and the amount of the payment that would have been received by the Participant had the financial results been properly reported would have been lower than the amount actually received; provided however, there shall be no clawback to the extent that a restatement of the financial statements results from the acts or conditions existing prior to the Participant’s date of hire.

(b)Breach of Conduct. The Compensation Committee determines that: (i) the Participant has, at any time (whether before or after the grant date of the Bonus Award), committed a Breach of Conduct; or (ii) engaged in imprudent conduct with respect to inventory management, capital expenditures, investments and/or engaged in operating behavior which is detrimental to the long-term value of the company, for the purpose of increases the amount of a Bonus Award, or

(c)Indemnity Claims. Either the Company or any of its Affiliates is required to make an indemnification payment with respect to a Sale of the Company and the indemnification payment was included in the calculation of the Bonus Award.

(d)The Compensation Committee’s Clawback rights described in this section shall expire and be of no force or effect one (1) year after the date of payment of the Bonus Award.

To the extent that amounts are not immediately repaid to the Company as provided above, the Company may, to the extent permitted by applicable law, seek other remedies, including a set off of the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant for any reason, including, without limitation, wages, severance or vacation pay or other benefits; provided, however, that, except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), such offset shall not apply to amounts that are “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code. The Compensation Committee shall have full and final authority to make all determinations with respect to the Clawback rights set forth herein, including, without limitation, the application of this section and the amount of compensation to be repaid or forfeited by the Participant.

IV.	BONUS AWARD

Participants covered by this Plan will be notified of eligibility in writing by the Company and will receive an Award Agreement which will provide additional terms and conditions applicable to Bonus Awards, including the Participant’s individual “Award Percentage”.

V.	PERFORMANCE METRICS

The Board or the Compensation Committee may, in its sole and absolute discretion, at any time prior to the final determination of Bonus Awards, increase, decrease or otherwise adjust Performance Metrics, targets, and payout ranges used hereunder as a result of extraordinary or non-recurring events, changes in applicable accounting rules or principles, changes in the Company’s methods of accounting, changes in applicable law, changes due to any consolidation, acquisition or reorganization affecting the Company and its Subsidiaries or such other material change in the Company’s business. The Board or the Compensation Committee, as applicable, will implement such change(s) in its sole and absolute discretion and without the consent of any Participant.

VI.	COMPUTATION AND DISBURSEMENT OF FUNDS
A.	COMPUTATION

The calculation of the Company’s financial and operational targets will be based upon the Company’s audited financials, subject to review and approval by the Compensation Committee in its sole and absolute discretion and determination by the Compensation Committee in its sole and absolute discretion as to whether or not the Performance Metrics were achieved.

Notwithstanding anything to the contrary in this Plan, if the Compensation Committee determines, in its sole and absolute discretion, that calculations underlying the Performance Metrics, including but not limited to, mistakes in the Company’s audited financial statements for any Fiscal Year were incorrect, then the Compensation Committee may (i) adjust Bonus Awards (upward or downward); and/or (ii) initiate a Clawback.

B.	DISBURSEMENT OF FUNDS

As soon as practicable after the close of the Performance Period, the Company’s Chief Financial Officer will calculate the financial performance and the proposed payout of the applicable Bonus Award in accordance with the terms and conditions of this Plan and the applicable Award Agreement.

C.	TAXES

Income, employment, and any other applicable taxes and withholdings will be withheld from any Bonus Award payments required under the Plan to the extent determined by the Company in accordance with applicable law. In addition, in the sole and absolute discretion of the Company, any applicable employment taxes that are a liability of a Participant may be deducted from Bonus Awards and transmitted to the appropriate tax authority. A Participant who receives payment hereunder also will be issued a Form W-2, Form 1099, or other report as is required by law, and such report also will be filed with taxing authorities as is required by law.

VII.	ADMINISTRATION

This Plan and each Award Agreement will be administered by the Compensation Committee.

In the event of a claim or dispute brought forth by a Participant, the decision of the Compensation Committee as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, will be final, binding, and conclusive. Notwithstanding anything herein to the contrary, the Compensation Committee shall retain sole and absolute discretion over all matters relating to this Plan and each Award Agreement.

VIII.	NO EMPLOYMENT CONTRACT; FUTURE PLANS

Participation in this Plan will not confer upon any Participant any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate any Participant’s employment at any time. The Company is under no obligation to continue the Plan after any Bonus Awards associated with a Sale of the Company or the Performance Period, as the case may be, has been determined and paid if applicable.

IX.	GENERAL PROVISIONS

A Participant’s rights under the Plan will not be assignable, either voluntarily or involuntarily by way of encumbrance, pledge, attachment, level, or charge of any nature (except as may be required by state or federal law).

Nothing in the Plan will require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of a Bonus Award. No Participant, beneficiary or other person will have any right, title or interest in any amount awarded under the Plan prior to the payment of such Bonus Award to him or her or the close of any Performance Period, or in any property of the Company or its Subsidiaries. A Participant’s rights to a Bonus Award under this Plan are no greater than those of unsecured general creditors of the Company.

Notwithstanding anything herein to the contrary, whether or not any Bonus Award is authorized, earned or paid under the Plan shall be determined by the Compensation Committee in its sole and absolute discretion, and no such Bonus Award shall be earned, nor shall any right to any such Bonus Award exist or accrue, unless, among other factors, such Bonus Award has been authorized by the Compensation Committee in its sole and absolute discretion, and actually paid to Participants. In addition, whether or not any Bonus Award is authorized, earned or paid pursuant to the Plan is without regard to whether any of the individual performance metrics, Company financial performance targets and/or goals, or any other benchmarks, targets, personal goals or Company criteria set forth in the Plan are met, not met, exceeded or not exceeded.

The Bonus Awards payable hereunder are provided solely as a payment pursuant to the circumstances described herein and shall not constitute part of a Participant’s employment compensation package. The Bonus Awards hereunder are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination pay, redundancy, end of service payments, long-service awards, bonus, incentive pay, pension, or retirement benefits or similar payments and do not create any acquired rights.

This Plan is governed by the laws of the State of Delaware and as such will be construed under and in accordance with the laws of the State of Delaware without regard to conflicts of law.

The Board may amend, suspend, modify or terminate the Plan at any time and for any reason. No Bonus Awards shall be granted under the Plan after the termination of the Plan. No termination, amendment, suspension, or modification of the Plan shall adversely affect in any material way any Bonus Award previously granted under the Plan, without the written consent of the Participant of such Award.

X.	COMPLIANCE WITH CODE SECTION 409(A)

This Plan and Bonus Awards paid hereunder are intended to be exempt from Code Section 409A and shall be construed, interpreted, and administered accordingly. In no event whatsoever shall the Company or its Affiliates be liable for any additional tax, interest or penalty that may be imposed on any Participant pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A. This section shall not apply to any Participant who is not a U.S. taxpayer (by reason of being a U.S. citizen, U.S. resident or otherwise).

XI.	PERSONAL INFORMATION

By participating in this Plan, each of the Participants hereunder shall consent to the holding and processing of personal information provided by such Participant to the Company, any Affiliate of the Company, trustee, or third-party service provider, for all purposes relating to the operation of this Plan and to the extent necessary for such operation. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its Affiliates, trustees of any employee benefit trust, registrars, brokers or third-party administrators of this Plan; (iii) providing information to future purchasers or merger partners of the Company or any of its Affiliates, or the business in which a Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about a Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.